Exhibit 99.1

IPG PHOTONICS ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS
Growth in Welding Revenue with Record Results in E-Mobility and LightWELD
Diversification Efforts Offsetting Softer Demand in Cutting and Marking Applications
MARLBOROUGH, Mass. – May 2, 2023 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2023.

	Three Months Ended March 31,
(In millions, except per share data and percentages)	2023	2022	Change
Revenue	$347.2	$370.0	(6)%
Gross margin	42.3%	46.4%
Operating income	$75.4	$93.1	(19)%
Operating margin	21.7%	25.2%
Net income attributable to IPG Photonics Corporation	$60.1	$69.6	(14)%
Earnings per diluted share	$1.26	$1.31	(4)%

Management Comments
"We were pleased with our continued strong results in welding, which were driven by record sales into EV battery applications and all-time high sales for LightWELD, our handheld welder," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "Despite muted general industrial activity, we saw increased demand in e-mobility and solar cell manufacturing across most geographies as well as higher sales in cleaning applications that are driven by investments in sustainable energy and eco-friendly solutions. Our diversification efforts and increased revenue in emerging growth products are successfully offsetting soft demand in general industrial applications such as cutting and marking."
Financial Highlights
First quarter revenue of $347 million decreased 6% year over year. The strong U.S. dollar reduced revenue by approximately $15 million or 4% and divestitures reduced revenue by approximately 1% compared to the same period last year. Materials processing sales accounted for 90% of total revenue and decreased 8% year over year with higher sales in welding, cleaning and solar cell applications offset by lower revenue in cutting and marking applications. Sales into other applications increased 10% year over year, driven by strength in advanced applications and medical, partially offset by the telecom divestiture. Emerging growth products sales continued to grow and accounted for 45% of total revenue.
Revenue in high power continuous wave (CW) lasers declined 8% year over year as the strong growth in welding, driven by higher demand from e-mobility applications, was offset by lower demand in high power cutting applications. Sales of pulsed lasers declined 16% compared with the prior year due to lower demand in cutting and marking applications, partially offset by growth in cleaning and solar cell manufacturing applications. By region, sales decreased 1% in North America, 7% in Europe, and 22% in China, but were up 68% in Japan on a year-over-year basis.
Earnings per diluted share (EPS) of $1.26 decreased 4% year over year. Foreign exchange transaction gains increased operating income by $3 million and earnings per diluted share by $0.06. The effective tax rate in the quarter was 28%. During the first quarter, IPG generated $37 million in cash from operations. Capital expenditures were $33 million and stock repurchases were $113 million in the quarter.

Exhibit 99.1
Business Outlook and Financial Guidance
“First quarter book-to-bill was approximately one. Bookings improved sequentially from the fourth quarter lows, but we continue to see soft industrial demand across many regions. Nevertheless, orders from e-mobility and solar cell manufacturing remain strong across several geographies as a result of significant new investments going into these markets. We are focusing our resources on developing new product offerings, such as cleaning solutions, to broaden our exposure in the emerging growth opportunities and to drive adoption of laser technologies across different applications. We expect that this would further diversify our revenue, helping offset volatility in general industrial markets," concluded Dr. Scherbakov.
For the second quarter of 2023, IPG expects revenue of $325 million to $355 million. The Company expects the second quarter tax rate to be approximately 26%. IPG anticipates delivering earnings per diluted share in the range of $1.05 to $1.35.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions with Russia, the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of Euro 0.92, Russian ruble 77, Japanese yen 133 and Chinese yuan 6.87, respectively.
Authorization of New Stock Buyback Program
After completing in the quarter the $300 million share repurchase program announced in August 2022, the Board of Directors authorized a new program to purchase up to $200 million of IPG common stock. Share repurchases may be made periodically in open-market or other transactions, and are subject to market conditions, legal requirements and other factors. The share repurchase program authorization does not obligate the Company to repurchase any dollar amount or number of its shares, and repurchases may be commenced or suspended from time to time without prior notice. Since the beginning of 2022, IPG has repurchased over $600 million of its common stock.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited First Quarter 2023 Financial Data Workbook and Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, May 2, 2023 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to diversification efforts and increased revenue in the emerging growth products to offset soft demand in general industrial applications, focusing of our resources on developing new product offerings to broaden our exposure in the emerging growth opportunities and to drive adoption of laser technologies across different applications, and further diversifying our revenue and helping offset volatility in general industrial markets, revenue, tax rate and earnings guidance, and the impact of the U.S. dollar on our guidance for second quarter of 2023. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2023) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	(In thousands, except per share data)
Net sales	$347,174	$369,979
Cost of sales	200,236	198,158
Gross profit	146,938	171,821
Operating expenses:
Sales and marketing	21,088	20,374
Research and development	22,770	33,450
General and administrative	30,128	30,664
Other restructuring charges	181	—
Gain on foreign exchange	(2,655)	(5,810)
Total operating expenses	71,512	78,678
Operating income	75,426	93,143
Other income (expense), net:
Interest income (expense), net	7,533	(70)
Other income (expense), net	331	(236)
Total other income (expense)	7,864	(306)
Income before provision of income taxes	83,290	92,837
Provision for income taxes	23,155	23,209
Net income	60,135	69,628
Less: net income attributable to non-controlling interests	—	56
Net income attributable to IPG Photonics Corporation	$60,135	$69,572
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.26	$1.32
Diluted	$1.26	$1.31
Weighted average shares outstanding:
Basic	47,542	52,810
Diluted	47,776	53,100

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2023	2022
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$521,137	$698,209
Short-term investments	548,473	479,374
Accounts receivable, net	236,575	211,347
Inventories	506,149	509,363
Prepaid income taxes	47,054	40,934
Prepaid expenses and other current assets	56,199	47,047
Total current assets	1,915,587	1,986,274
Deferred income taxes, net	59,089	75,152
Goodwill	38,388	38,325
Intangible assets, net	32,104	34,120
Property, plant and equipment, net	594,273	580,561
Other assets	31,715	28,848
Total assets	$2,671,156	$2,743,280
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$15,734	$16,031
Accounts payable	40,902	46,233
Accrued expenses and other current liabilities	189,786	202,764
Income taxes payable	3,100	9,618
Total current liabilities	249,522	274,646
Other long-term liabilities and deferred income taxes	83,109	83,274
Total liabilities	332,631	357,920
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,183,735 and 47,305,551 shares issued and outstanding, respectively, at March 31, 2023; 56,017,672 and 48,138,257 shares issued and outstanding, respectively, at December 31, 2022.	6	6
Treasury stock, at cost, 8,878,184 and 7,879,415 shares held at March 31, 2023 and December 31, 2022, respectively.	(1,051,103)	(938,009)
Additional paid-in capital	957,103	951,371
Retained earnings	2,636,651	2,576,516
Accumulated other comprehensive loss	(204,132)	(204,524)
Total IPG Photonics Corporation equity	2,338,525	2,385,360
Total liabilities and equity	$2,671,156	$2,743,280

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Cash flows from operating activities:
Net income	$60,135	$69,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,889	23,435
Provisions for inventory, warranty & bad debt	17,214	16,142
Other	19,561	6,572
Changes in assets and liabilities that used cash, net of acquisitions:
Accounts receivable and accounts payable	(29,242)	(5,827)
Inventories	(8,989)	(50,951)
Other	(39,288)	(42,576)
Net cash provided by operating activities	37,280	16,423
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(33,404)	(25,177)
Proceeds from sales of property, plant and equipment	1,600	428
Purchases of short-term investments	(343,820)	(475,435)
Proceeds from short-term investments	279,499	505,818
Acquisitions of businesses, net of cash acquired	—	(2,000)
Other	107	(1,164)
Net cash (used in) provided by investing activities	(96,018)	2,470
Cash flows from financing activities:
Principal payments on long-term borrowings	(298)	(964)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(3,844)	(724)
Purchase of treasury stock, at cost	(113,094)	(78,757)
Net cash used in financing activities	(117,236)	(80,445)
Effect of changes in exchange rates on cash and cash equivalents	(1,098)	(5,036)
Net decrease in cash and cash equivalents	(177,072)	(66,588)
Cash and cash equivalents — Beginning of period	698,209	709,105
Cash and cash equivalents — End of period	521,137	642,517
Supplemental disclosures of cash flow information:
Cash paid for interest	$525	$857
Cash paid for income taxes	$19,203	$25,423

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Amortization of intangible assets:
Cost of sales	$564	$1,173
Sales and marketing	1,457	1,848
Total amortization of intangible assets	$2,021	$3,021

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Cost of sales	$2,646	$3,058
Sales and marketing	1,293	1,209
Research and development	1,796	2,529
General and administrative	3,876	3,162
Total stock-based compensation	9,611	9,958
Tax effect of stock-based compensation	(2,096)	(2,134)
Net stock-based compensation	$7,515	$7,824

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Excess tax detriment on stock-based compensation	$(1,708)	$(1,713)